350 East Las Olas Boulevard Las Olas Centre II, Suite 1150 P.O. Box 30310 Fort Lauderdale, FL 33303-0310 954.462.4150 Main 954.462.4260 Fax www.ralaw.com

February 10, 2011

Ener1, Inc.
1540 Broadway, Suite 25C
New York, New York 10036

Re:	Registration Statement on Form S-3; File No. __________ Ener1, Inc. (the “Company”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of a total of 12,138,823 shares of common stock, $0.001 par value (“Common Stock”) to be sold by selling shareholders identified in the prospectus.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the issuance of the certain promissory notes (“Notes”) and the Common Stock to be issued in connection with such Notes and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion the shares of Common Stock have been duly and validly authorized and when issued in accordance with the Notes and the Securities Purchase Agreement dated as of December 31, 2010, between the Company and the purchasers named in that agreement, will be fully paid and non-assessable.

New York	Cleveland	Toledo	Akron	Columbus	Cincinnati
Washington, D.C.	Tallahassee	Orlando	Fort Myers	Naples	Fort Lauderdale

Ener1, Inc.
February 10, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

ROETZEL & ANDRESS, LPA